Exhibit 99.1

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of CWI-HRI French Quarter Hotel Property, LLC and Subsidiary:

We have audited the accompanying consolidated balance sheet of CWI-HRI French Quarter Hotel Property, LLC and Subsidiary (the “Company”), as of December 31, 2011, and the related consolidated statement of operations, of capital and of cash flows from inception through the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of operations and its cash flows from inception through the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Meunier and LeBlanc L.L.P.

Metairie, Louisiana

March 21, 2012

Exhibit 99.1 — 2

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

$0000000000000
December 31, 2011
Assets
Cash	$1,212,860
Restricted cash	13,101,592
Accounts receivable	303,253
Other assets	737,101
Deferred tax asset	403,375
Investment in hotel, net	29,620,424
Deferred financing costs, net	1,488,385
Intangible assets, net	196,267

Total assets	$47,063,257

Liabilities and Capital
Liabilities:
Accounts payable, accrued expenses and other liabilities	$7,057,319
Construction costs payable	2,532,301
Deferred revenue	1,288,512
Income taxes payable	215,815
Mortgage payable	22,800,000
Note payable	209,548

Total liabilities	34,103,495

Capital	12,959,762

Total liabilities and capital	$47,063,257

See Notes to Consolidated Financial Statements.

Exhibit 99.1 — 3

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

Period from Inception (September 6, 2011) through December 31, 2011
Revenues
Rooms	$2,277,429
Food and beverage and other income	933,407

3,210,836

Operating Expenses
Rooms	(736,759)
Food and beverage and other costs	(536,892)
General & administrative	(414,034)
Organizational costs	(1,058,852)
Depreciation and amortization	(469,512)
Repairs and maintenance	(162,600)
Utilities	(130,153)
Marketing	(453,537)
Asset management fee	(30,000)
Management fee	(83,700)
Property taxes and insurance	(234,169)
Professional fees	(123,877)
Lease expense	(271,353)
Other expenses	(14,942)

(4,720,380)

Other Income and Expenses
Interest and loan cost expenses	(671,664)

(671,664)

Net Loss before Income Taxes	(2,181,208)

Income Tax Benefit	187,560

Net Loss	$(1,993,648)

See Notes to Consolidated Financial Statements.

Exhibit 99.1 — 4

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CAPITAL

For the period from inception (September 6, 2011) to December 31, 2011

	Contributed Capital	Distributions	Accumulated Deficit	Total
Inception, September 6, 2011	$-	$-	$-	$-
Contributions	15,300,000			15,300,000
Distributions		(346,590)		(346,590)
Net loss			(1,993,648)	(1,993,648)

Balance at December 31, 2011	$15,300,000	$(346,590)	$(1,993,648)	$12,959,762

See Notes to Consolidated Financial Statements.

Exhibit 99.1 — 5

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

$000000000000
Period from Inception (September 6, 2011) through December 31, 2011
Cash Flows - Operating Activities
Net loss	$(1,993,648)
Adjustments to net loss:
Depreciation	274,621
Amortization of deferred financing costs and other amortizable costs	194,891
Increase in accounts receivable	(303,253)
Increase in other assets	(737,101)
Increase in deferred tax assets	(403,375)
Increase in accounts payable, accrued expenses and other liabilities	7,057,320
Increase in construction costs payable	2,532,301
Increase in deferred revenue	1,288,512
Increase in income taxes payable	215,815

Net cash provided by operating activities	8,126,083

Cash Flows - Investing Activities
Restricted cash	(13,101,592)
Investment in hotel	(29,895,045)
Intangible assets	(205,110)

Net cash used in investing activities	(43,201,747)

Cash Flows - Financing Activities
Increase in deferred financing costs	(1,674,434)
Proceeds from mortgage payable	22,800,000
Proceeds from note payable	209,548
Contributions	15,300,000
Distributions	(346,590)

Net cash provided by financing activities	36,288,524

Change in Cash During the Period
Net increase in cash	1,212,860
Cash, beginning of period	-

Cash, end of period	$1,212,860

Supplemental Cash Flow Information
Interest paid	$499,611

See Notes to Consolidated Financial Statements.

Exhibit 99.1 — 6

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

CWI-HRI French Quarter Hotel Property, LLC (the “Company”) was formed on July 27, 2011 for the purpose of owning the property and operating, managing, financing, leasing, renovating, and improving the structures, buildings and improvements on the land located at 800 Iberville Street, New Orleans, Louisiana.

The members of the Company are CWI New Orleans Hotel, LLC (“CWI Member”), and Guitar Partners, LLC (“800 Canal Member”) (collectively, “the Members”). In September 2011, the Members contributed cash and assets to the Company (the “Transaction”) and their participation percentages are 80% and 20%, respectively. The building is a hotel comprised of 251 units with 8,500 square feet of meeting space, and approximately 22,000 square feet of commercial retail space located on real property leased by the Company from Canal Street Development Corporation (“CSDC”). French Quarter Hotel Operator, Inc. (the “Operator”) is a taxable REIT subsidiary that is wholly owned by the Company.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period from September 6, 2011 (“Inception”) through December 31, 2011 (the “Reporting Period”). Actual results could differ from those estimates.

Basis of Presentation

The financial statements are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

The financial statements of the Company are presented and consolidated with the financial statements of the Operator, a subsidiary that the Company controls. The Company is deemed to control another company either by ownership of a majority voting interest in the other company’s equity or by incurring a contractual obligation to provide additional financial support to the other company. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

Investment in Hotel

Investment in hotel is reported inclusive of building and improvements, which was $24,632,470 less accumulated depreciation of $274,621 at December 31, 2011. Major additions and improvements are capitalized, at cost, while items which do not extend the useful lives of the assets are expensed currently. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, using the straight-line method. The estimated service lives of the building and improvements are 30 years and 11 years, respectively. Additionally, Investment in hotel included $5,262,575 attributable to construction in process which had not yet been placed into service at December 31, 2011.

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification No. 360-10-05-4, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the property and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 2011.

Exhibit 99.1 — 7

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amortization of Deferred Financing Costs

Costs related to the mortgage financing are amortized over the three year loan term on a straight-line basis.

Other Assets

Included in Other assets are prepaid expenses, security deposits, inventory, and prepaid franchise fees. As of December 31, 2011, prepaid expenses totaled $565,198. Inventory totaled $26,129 as of December 31, 2011, and consisted of food, beverage and supplies. Inventories are stated at lower of cost (first-in, first-out) or market. Franchise fees as of December 31, 2011 totaled $80,000 and amortization will begin at the start of the franchise term.

Intangible Assets

Intangible assets relate to in place leases, which amounted to $205,110 as of December 31, 2011, and are amortized over the remaining life of the respective leases.

Deferred Revenue

Deferred revenue consists of hotel revenues received in advance and key money received from the franchisor, Hyatt-Franchising, L.L.C. (“Hyatt”). The key money received from Hyatt will be recognized over the franchise term.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases.

Income Taxes

Income taxes are provided for the tax effects of transactions of the Operator reported in the financial statements and consist of taxes currently due plus a deferred tax benefit related to the difference between the timing of revenue recognition of the key money for financial and income tax reporting. The deferred tax asset represents the future tax return consequences of the difference.

No provision or benefit for income taxes for the Company has been included in these financial statements. Taxable income or loss passes through to, and is reportable by, the members individually.

Note 3. Concentration of Credit Risk

The Company maintains its cash balances in banks located in California and Louisiana. The balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per bank. As of December 31, 2011, the Company’s cash balances in excess of FDIC limits, which are not insured by the FDIC, amounted to $1,225,891.

Note 4. Members’ Capital Contributions

CWI Member made a cash capital contribution totaling $12,300,000 in exchange for an 80% participation percentage. 800 Canal Member made a capital contribution of property to the Company with a deemed value of $3,000,000 in exchange for a 20% participation percentage.

Note 5. Hyatt Hotel Franchise Agreement

The Operator entered into a franchise agreement with Hyatt on September 2, 2011 for the establishment and operation of a franchise system hotel. As the franchisee, the Company accepts the non-exclusive right and obligation to convert and operate the hotel in accordance with the agreement’s terms and agrees to comply strictly with the hotel system’s details. The agreement expires 25 years from the opening date (anticipated to be May 2012).

Exhibit 99.1 — 8

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Application Fee

The Company paid Hyatt a non-refundable application fee of $100,000. If additional guest rooms are added to the hotel during the franchise term, the Company must pay Hyatt an additional application fee equal to $300 per additional guest room.

Key Money

Hyatt agrees to contribute to the Company a total of $4,000,000 (“Key Money”), subject to the terms of repayment indicated in the franchise agreement. If the franchise agreement terminates for any reason before 25 years from the opening date, then the Company shall pay to Hyatt any unamortized Key Money. As of December 31, 2011, the amount of Key Money contributed by Hyatt was $1,000,000. The remaining balance of $3,000,000 will be contributed upon the commencement of the hotel being operated as a Hyatt hotel, at which time the Company will begin amortizing the Key Money received.

Royalty Fee

The Company shall pay Hyatt a monthly royalty fee as follows:

(a)	four percent of the hotel’s gross rooms revenue and one percent of the hotel’s gross food and beverage revenue accrued during the first 24 months of the term;
(b)	five percent of the hotel’s gross rooms revenue and two percent of the hotel’s gross food and beverage revenue accrued during the 25th month of the term through the 36th month of the term; and
(c)	six percent of the hotel’s gross rooms revenue and three percent of the hotel’s gross food and beverage revenue during the 37th month of the term through the remainder of the term.

Centralized Service Costs

The Company will be charged monthly for its equitably allocable share of centralized services costs attributable to the centralized services in which the hotel participates.

Note 6. Wyndham Hotel Franchise Agreement

As a result of the Transaction, the Company entered into a new franchise agreement with the then-existing franchisor, Wyndham Hotels and Resorts, LLC (“Wyndham”), on September 3, 2011 for the continuous operation of an upscale and luxury full-service and select service hotel. As the franchisee, the Company is licensed and obligated to maintain and operate the hotel as a Wyndham hotel in a manner compliant with the agreement. The agreement expires on September 3, 2026, however, the franchise agreement will be terminated when the hotel has completed its renovation and operates under the Hyatt franchise agreement.

The hotel must comply with each and every standard, specification, policy and procedure of the system to maintain the consistency of high quality and guest service of Wyndham hotels and to enhance public acceptance of, and demand for, Wyndham hotels.

Royalty

As a condition to the continuing use of the proprietary marks and the system, the Company shall pay Wyndham a continuing monthly royalty fee accruing from and after the opening date and continuing during the term in an amount equal to five percent of the gross room revenues of the hotel.

Marketing and Global Sales Fees

The Company will pay to Wyndham a monthly amount equal to three percent of the gross room revenues of the hotel accruing from and after September 3, 2011 as a contribution to the central marketing fund. The rate may be increased periodically to an amount consistent with the central marketing fund allocation for all Wyndham hotels.

Exhibit 99.1 — 9

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Service Fees

The Company will pay to Wyndham a monthly amount equal to two and one half percent of the gross room revenues of the hotel accruing from and after September 3, 2011. The fee will fund certain training, quality assurance, revenue management, information technology and network programs and services. The fee may increase periodically to an amount consistent with the allocation for all Wyndham hotels.

Reservation Systems Fees

Reservation system fees will accrue from and after September 3, 2011 in an amount equal to the allocated reservation center cost per reservation charged to all Wyndham hotels participating in the reservation system.

Other Fees and Charges

The Company shall pay all fees and charges for mandated central services and for any optional central services offered by the Wyndham Companies.

Note 7. Intangible Liabilities

Intangible liabilities are comprised of a below-market rent intangible resulting from the ground lease with CSDC, which will be amortized over the lease term of 99 years. As of December 31, 2011, the below-market rent intangible amounted to $5,421,105, net of accumulated amortization of $18,315, and is included in Accounts payable, accrued expenses and other liabilities in the consolidated balance sheet.

Based on the intangible liability recorded at December 31, 2011, scheduled annual net amortization of intangibles for each of the next five years is scheduled to be $54,759.

Note 8. Mortgage and Note Payable

Mortgage Payable

On September 2, 2011, the Company entered into a loan agreement with Canpartners Realty Holding Company IV, LLC (the “Canyon Loan”) in the principal amount of $22,800,000 to finance the costs, the reserves, and to pay for certain other costs of the property approved by the lender. The loan is secured by a Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement executed by the Company. The loan bears interest at a rate of 11.5% through the initial maturity date, September 2, 2014. The Company has a right, but not an obligation, to extend the term for another six months provided certain provisions included in the agreement are met. As of December 31, 2011, the principal balance amounted to $22,800,000, and accrued interest totaled $172,053. Interest expense during the Reporting Period totaled $671,664.

Note Payable

On September 2, 2011, the Company entered into a loan agreement with the State of Louisiana, Division of Administration, Office of Community Development (“OCD”), whereby OCD provided funds to the Company from the Project-based Recovery Opportunity Program (the “PROP Loan”). The principal amount of the loan is $1,000,000, bearing interest at the rate of one percent. A balloon principal payment is due on the earlier of the maturity date of the Canyon Loan or February 28, 2015. The remaining principal shall be amortized over the period from the balloon payment date and September 1, 2018. As of December 31, 2011, the outstanding balance was $209,548.

Exhibit 99.1 — 10

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Scheduled maturities of long-term debt are as follows:

2012	$-
2013	-
2014	23,009,548
2015	-
2016	-
Thereafter	-

Total	$23,009,548

Note 9. Income Taxes

The Operator is a taxable REIT subsidiary which is subject to corporate federal income taxes in accordance with current authoritative guidance. During the Reporting Period, the Company recognized federal and state income tax expense of $171,881 and $43,934, respectively, and the related payables were included in Accounts payable, accrued expenses and other liabilities on the consolidated balance sheet at December 31, 2011.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2011, the Operator recorded a deferred tax asset of $403,375 resulting from the Key Money received. No valuation allowance was recorded against its deferred income tax asset at December 31, 2011 because it is more likely than not to be realized in future periods. In evaluating the Operator’s ability to realize its deferred income tax assets, the Operator considers all available positive and negative evidence, including operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction by jurisdiction basis.

Note 10. Related Party Transactions

Architect Agreement

In September 2011, the Company entered into an Architect Agreement with HCI Architecture, Incorporated (“HCIA”), an affiliate of 800 Canal Member, to perform professional architectural services as set forth in the agreement. As compensation for its services, HCIA shall be paid $293,000 as set forth in the agreement. During the Reporting Period, the Company paid HCIA $131,850.

Construction Management Agreement

In September 2011, the Company entered into a Construction Management Agreement with HCI Construction, Incorporated (“HCIC’), an affiliate of 800 Canal Member, to perform construction management services as set forth in the agreement. As compensation for its services, HCIC shall be paid $469,358 as set forth in the agreement. During the Reporting Period, the Company paid HCIC $50,814.

Management Fees

On September 2, 2011, the Operator entered into a management agreement with HRI Lodging, Incorporated (“HRIL”), an affiliate of 800 Canal Member. The agreement has a term of ten years with automatic one year renewal terms unless either party provides a termination notice. HRIL agreed to operate the hotel in accordance with the management agreement, the approved budget, the hotel lease, the hotel franchise standards, and the operational standards of HRIL. HRIL shall have the right to determine operating policy, standards of operation, quality of service and any other matters affecting customer relations or the efficient management and operation of the hotel.

As remuneration for its services, the Company will pay HRIL a monthly base management fee equal to 3% of total revenues and an annual incentive management fee equal to 1% of net cash flow. The aggregate management fees shall not exceed 3.5% of total revenues in any fiscal year. Base management fees of $83,700 were earned during the Reporting Period, and $14,193 is payable as of December 31, 2011 and is included in Accounts payable, accrued expenses and other liabilities on the consolidated balance sheet. No incentive management fees were earned during the Reporting Period.

Exhibit 99.1 — 11

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Operating Lease

On September 2, 2011, the Company entered into an operating lease agreement with its subsidiary, the Operator. The leased property is comprised of the Company’s leasehold interest in the hotel lease, the hotel parking lease, the lease with Bilten, L.L.C. and the lease with Mercier Realty & Investment Company. The lease is for an initial term of the later of three years or full repayment of the Canyon loan, with automatic three-year renewal terms unless a termination notice is provided by either party. The Operator shall pay rent to the Company as follows:

Base Rent:

(i)	$300,000 per annum from the effective date through December 31, 2011, and
(ii)	$750,000 per annum from January 1, 2012 and thereafter for the term of the agreement.

Percentage Rent:

(i)	30% of total revenues between $7,500,000 and $9,000,000 received during a fiscal year,
(ii)	35% of total revenues between $9,000,000 and $9,500,000 received during a fiscal year,
(iii)	40% of total revenues between $9,500,000 and $10,000,000 received during a fiscal year,
(iv)	45% of total revenues between $10,000,000 and $10,500,000 received during a fiscal year, and
(v)	50% of total revenues above $10,500,000 received during a fiscal year.

During the Reporting Period, rent of $788,114 was earned by the Company. Lease expenses and rent payable recorded by the Operator and lease income and rent receivable recorded by the Company have been eliminated in consolidation.

Asset Management Fee

The Company will pay CWI Member an annual asset management fee of $90,000 in connection with asset management services provided to the Company related to the hotel and garage. The asset management fee will be prorated for partial years and is classified as an operational expense. During the Reporting Period, the Company incurred asset management fees of $30,000, which were included in Accounts payable, accrued expenses and other liabilities on the consolidated balance sheet at December 31, 2011.

Note 11. Profits and Losses and Distributions

Profits and Losses

After giving effect to the special allocations set forth in the operating agreement, profits and losses should be allocated to the Members so that the capital account of each Member is equal to the excess of the distributions that would be made to the Member if the Company were dissolved over the sum of the Member’s respective share of Company minimum gain and Member nonrecourse debt minimum gain and the amount that the Member is obligated (or deemed obligated) to contribute to the Company immediately prior to the hypothetical sale of assets.

Distributions

The Company shall distribute all available distributable cash from operations as follows:

(i)	First, to CWI Member, until CWI Member has received cumulative distributions equal to a cumulative annual return of 8.5%, compounded annually, on the balance of CWI Member’s unreturned capital contribution account, taking into account prior distributions;
(ii)	Second, to 800 Canal Member, until 800 Canal Member has received non-cumulative (non-compounded) distributions equal to a non-cumulative (non-compounded) annual return of 8.5% on the balance of 800 Canal Member’s unreturned capital contribution account, taking into account prior distributions; and
(iii)	Thereafter, to the Members, pro rata, in proportion to their respective percentage interests.

Unless otherwise authorized by the Members, all distributable cash from the Operator’s operations shall be distributed from the Operator to the Company and shall be deemed part of the Company’s distributable cash from operations.

Exhibit 99.1 — 12

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Lease Agreements

Hotel Lease

On September 2, 2011, the Company and CSDC entered into a 99-year lease agreement for the leased premises. Under the hotel lease, the Company is required to pay several different types of rent as follows: Base Rent, Percentage Rent, Commercial Percentage Rent Participation, Base Commercial Rent Participation, and Air Rights Rent. The concepts of Base Rent and Percentage Rent pertain primarily to the hotel. The concepts of Commercial Percentage Rent Participation and Base Commercial Rent Participation pertain to the commercial space. The hotel lease also includes rental concepts, such as Deferred Rent, Carrying Costs Rent and Landlord Administrative Expenses, but such categories of rent are not effective as long as the hotel and commercial space are operating and debt service payments under the mortgage loan are being made.

(1)	Base Rent: The Company shall pay base rent on a monthly basis as follows:

(a)	Year one - $300,000 for the year;
(b)	Years two through the expiration or termination of the lease, base rent shall be adjusted (but not decreased) annually every September 2 in accordance with the CPI adjustment provisions of the hotel lease.

The Company is entitled to a reduction in the monthly base rent payable to CSDC equal to the monthly air rights rent payable and paid. During the Reporting Period, base rent in the amount of $94,607 was expensed by the Company.

(2)	Percentage Rent: The Company shall pay a percentage rent in the amount of 4.5% of gross income in excess of the applicable percentage rent threshold level, calculated on an annual basis.

During the Reporting Period, no percentage rent was paid by the Company.

(3)	Base Commercial Rent Participation and Commercial Percentage Rent Participation: The Company is required to pay 41% of all base and percentage commercial rent after commercial space expenses received from third parties which sublease commercial space. As of December 31, 2011, the Company had the subtenants described in Note 13.

(4)	Air Rights Rent: The Company is required to pay air rights rent in the amount of $501.89 per month, increasing by 15% on December 1, 2013 and every five years thereafter.

During the Reporting Period, air rights rent in the amount of $1,923 was expensed by the Company.

(5)	Bilten Property Lease: The original lease of certain land and improvements designated as 811 Canal Street commenced January 1981, and has been extended multiple times since. The current term ends in December 2015 and can be extended by 15 more extensions to November 2088. The original lease was between CSDC and HRI, who assigned its interest to 800 Canal Street Limited Partnership (“800 Canal”). On September 2, 2011, 800 Canal assigned its interest to Guitar Partners, LLC, who subsequently assigned its interest to the Company.

During the Reporting Period, Bilten rent in the amount of $28,805 was expensed by the Company.

(6)	Landlord Administrative Expenses (LAE): CSDC shall receive a certain minimum amount of annual revenue for landlord administrative expenses (“LAE”). LAE shall not be payable in any year in which the annual rent (other than additional rent) is equal to or greater than $73,615 per year.

During the Reporting Period, no LAE were expensed by the Company.

Exhibit 99.1 — 13

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7)	Land Lease (Corner Lot Lease): In connection with the original hotel lease, HRI leased the lot at the southeast corner of Dauphine and Iberville Streets from Mercier Realty & Investment Company (“MRIC”). HRI assigned its interest in the lease to 800 Canal, who assigned its interest to Guitar Partners, LLC, who subsequently assigned its interest to the Company. The lease had an initial term of 10 years commencing on January 1, 1993, with 8 renewal options, each for an additional 10 years, and a final renewal option for 74 months. The Company exercised the first 10 year renewal option for a term ending December 31, 2012. The Company shall pay a minimum guaranteed rent under the land lease agreement to MRIC. Annual rent shall be increased annually by the CPI factor as outlined in the lease agreement.

During the Reporting Period, land lease rent in the amount of $6,551 was expensed by the Company.

Hotel Parking Lease

On September 2, 2011, CSDC and the Company entered into a 99-year lease agreement for 150 parking spaces located in a garage adjacent to the hotel. The terms and conditions of the lease will be negotiated after the initial 30-year period of the term and each successive 10 year period thereafter.

Under the hotel parking lease, the Company is required to pay fixed minimum rent and percentage rent and contribute to a capital improvements fund as follows:

(1)	Fixed Minimum Rent:
(a)	$209,569.92 during the first five years of the initial period, plus the period from the effective date through December 31, 2011;
(b)	$250,000 during the second five year period of the initial period; and
(c)	During the last 20 years of the initial period, the fixed minimum rent shall be increased annually by the greater of (i) 3% of the fixed minimum rent for the previous year or (ii) the amount by which the CPI has increased during the previous year.
(2)	Percentage Rent: The annual percentage rent shall be 50% of the difference between (i) gross garage revenue after subtracting hotel valet parking income and (ii) to the extent paid by the Company, the sum of Company’s proportionate share of operating costs, operating expenses, insurance premiums, the monthly capital improvement fund deposit, and fixed minimum rent.
(3)	Monthly Capital Improvement Fund Deposit: The monthly deposit to the capital improvements fund is the lesser of (i) net garage revenue less operating expenses and fixed minimum rent or (ii) $2,000.

During the Reporting Period, the Company expensed total parking rent of $82,035. Additionally, the Company expensed $7,667 related to the monthly deposit required for capital improvements. As of December 31, 2011, the Company owed CSDC parking rent of $26,254.

Note 13. Commercial Subleases

The Company is the assuming lessor of three commercial leases which existed at the time of the Transaction. The leases are as follows:

Subtenant - Red Fish Grill

The lease with 115 Bourbon, L.L.C. (“Red Fish Grill”) is for the operation of a restaurant, bar, restaurant-related catering and/or other related purposes having a character and quality similar to and consistent with that of the hotel as of the date of the execution of the lease, with sales of food and alcoholic beverages primarily on premises, and the kitchen, office, and support facilities necessary for this use.

The term of the lease is for forty years and commenced on January 16, 1997.

(1)	Fixed Rents: During the remaining term, Red Fish Grill is obligated to pay a fixed minimum rent to the Company on a monthly basis as follows:

(a)	Years eleven through fifteen (2007-2011) - $15.00 per square foot or 80% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;

Exhibit 99.1 — 14

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(b)	Years sixteen through twenty (2012-2016) - $17.50 per square foot or 80% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;
(c)	Years twenty-one through twenty-five (2017-2021) - $20.00 per square foot or 80% of previous year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;
(d)	Years twenty-six through thirty (2022-2026) - $22.50 per square foot or 80% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;
(e)	Years thirty-one through thirty-five (2027-2031) - $25.00 per square foot or 80% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent; and
(f)	Years thirty-six through forty (2032-2036) - $27.50 per square foot or 80% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent.

(2)	Percentage Rent: Red Fish Grill will pay a percentage of gross receipts as follows:

Increment of Gross Receipts	Percentage
$0 - $3,000,000	3%
$3,000,001 - $6,000,000	5%
Excess over $6,000,000	4.5%

(3)	Operating Costs: Red Fish Grill will pay a proportionate share of all costs incurred by the Company for management, maintenance or capital improvements to the building.

(4)	Real Estate Tax and Insurance Expenses: Red Fish Grill will also reimburse the Company for a proportionate share of expenses for real estate taxes and insurance paid.

Subtenant - Storyville

The lease with Storyville District New Orleans, L.L.C. (“Storyville”) is for the operation of an entertainment club having a character and quality similar to and consistent with that of the hotel, featuring live musical performances and/or other entertainment, a bar, or lounge, which may serve food and alcoholic and non-alcoholic beverages and the necessary kitchen, office, and support facilities appropriate for this use.

The term of the lease is for forty years and commenced on May 15, 1998. Storyville has the right to terminate the lease after the tenth, fifteenth, twentieth, twenty-fifth, thirtieth, and thirty-fifth lease years. In the event Storyville’s gross receipts for the five-year period ending with the twentieth lease year (excluding from such five-year period the two lease years with the highest and lowest gross receipts), are less than $5,500,000 per year on average, the lease shall automatically terminate at the end of the twentieth lease year.

(1)	Fixed Rent: During the remaining term, Storyville shall pay fixed minimum rent to the Company on a monthly basis as follows:
(a)	Years eleven through fifteen (May 2008-May 2013) - $20.00 per square foot ($187,275 per lease year) or 65% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;
(b)	Years sixteen to twenty (May 2013-May 2018) - $22.00 per square foot ($206,003 per lease year) or 65% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;
(c)	Years twenty-one to twenty-five (May 2018-May 2023) - $24.00 per square foot ($224,730 per lease year) or 65% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;
(d)	Years twenty-six to thirty (May 2023-May 2028) - $26.00 per square foot ($243,458 per lease year) or 65% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent;

Exhibit 99.1 — 15

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(e)	Years thirty-one to thirty-five (May 2028-May 2033) - $28.00 per square foot ($262,185 per lease year) or 65% of previous lease year’s combined percentage rent and fixed minimum rent, whichever is greater, but not less than the previous lease year’s fixed minimum rent; and
(f)	Years thirty-six to forty (May 2033-May 2038) - $30.00 per square foot ($280,913 per lease year) or 65% of the previous year’s combined percentage rent and fixed minimum rent whichever is greater, but not less than the previous year’s fixed minimum rent.

Notwithstanding the foregoing, fixed minimum rent shall be adjusted every three years beginning in year thirteen to be the greatest of (i) the dollar amount set forth above for the applicable option period, or (ii) 65% of previous lease year’s combined percentage rent and fixed minimum rent, or (iii) 80% of the average of the combined percentage rent and fixed minimum rent for the previous three lease years, but not less than the previous lease year’s fixed minimum rent.

(2)	Percentage Rent: Storyville is obligated to pay the Company a percentage rent of gross receipts as follows:

Increment of Gross Receipts	Percentage
$0 - $4,000,000	5%
$4,000,001 - $6,000,000	6%
Excess over $6,000,000	7%

(3)	Operating Costs: Storyville is obligated to pay a proportionate share of all costs incurred by the Company for management, maintenance or capital improvements to the building.
(4)	Real Estate Tax and Insurance Expenses: Storyville will also reimburse the Company for a proportionate share of expenses for real estate taxes and insurance paid.

Subtenant - Studio E

The lease with Studio E, LLC (“Studio E”) is for the operation of a first-class hair salon, with the retail sale of related merchandise that is customary in first-class hair salons and with the right to hang artworks on the wall for sale but only in conjunction with the primary use of the leased premises as a first-class hair salon. The term of the lease is for five years commencing September 15, 2008. Studio E shall have one option to extend the lease term for a period of five lease years.

(1)	Fixed Rent: Studio E is obligated to pay the Company as fixed minimum rent for the leased premises, the following amounts:

Years	Monthly	Annual
Initial Term (September 2008 – 2013)	$1,500	$18,000
Extension Term (2013 – 2018)	$1,725	$20,700

(2)	Operating Costs: Studio E is obligated to pay a proportionate share of all costs incurred by the Company for management, maintenance or capital improvements to the Building.
(3)	Real Estate Tax and Insurance Expenses: Studio E will also reimburse the Company for a proportionate share of expenses for real estate taxes and insurance premiums paid.
(4)	Utilities: Studio E will pay the Company, as additional rent, a monthly charge for electrical service that is equal to $78.17 per month ($2.00 per square foot per year), which amount will be increased annually, on or before the first day of each lease year by three percent. Studio E will pay the Company, as additional rent, a monthly charge for water that is equal to $39.09 per month ($1.00 per square foot per year), which amount will be increased annually, on or before the first day of each lease year by three percent.

Exhibit 99.1 — 16

CWI-HRI FRENCH QUARTER HOTEL PROPERTY, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Restricted Cash

In conjunction with the loan agreement, the franchise agreement, and the hotel management agreement, the Company has established specific restricted cash accounts, as listed below:

Interest Reserve	$1,231,253
Tax and Insurance Reserve	201,600
Renovation Reserve	10,071,206
FF&E Reserve	(100)
Operating Shortfall Reserve	1,153,210
Construction Disbursement	444,423

Total Restricted Cash	$13,101,592

Note 15. Advertising

The Company expenses advertising costs as they are incurred. Advertising expense was $15,598 during the Reporting Period.

Note 16. Historic Tax Credits

As part of the renovation to convert from a Wyndham hotel to a Hyatt hotel, the Company is entitled to an estimated historical tax credit of approximately $2,900,000, subject to adjustment based on final renovation costs, upon meeting certain conditions including, but not limited to, obtaining a certification of completed work of the renovation. The Company has entered into an agreement to sell the tax credits to a third party at a transfer price of $0.76 per $1.00 of tax credit, upon the entitlement of such credits.

Note 17. Subsequent Events

FASB Accounting Standards Codification Topic 855, Subsequent Events addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of CWI-HRI French Quarter Hotel Property, LLC and Subsidiary through March 21, 2012, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require disclosure in the Notes to the Financial Statements.

Exhibit 99.1 — 17